Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Provident Bancorp, Inc. of our report, dated March 10, 2015 related to our audits of the consolidated financial statements of Provident Bancorp, Inc. and Subsidiaries as of December 31, 2014 and 2013, and for the years then ended, which appear in this Registration Statement on Form S-1 of Provident Bancorp, Inc.

We consent to the reference to us under the caption “Experts” in this Registration Statement on Form S -1.

We consent to the use of our report with respect to the consolidated financial statements included herein and to the reference to our firm under the heading “Experts” in the Prospectus.

Whittlesey & Hadley, P.C.

Hartford, Connecticut

March 10, 2015

Offices in Hartford, Connecticut & Holyoke, Massachusetts